Exhibit 99.1

Aclarion, Inc. Releases Updated Investor Presentation

In Connection with Appearance at

LD Micro Main Event XV

BROOMFIELD, CO October 25, 2022 / Aclarion, Inc. (NASDAQ: ACON) (NASDAQ: ACONW) ("Aclarion" or the "Company”), a healthcare technology company that is leveraging biomarkers and proprietary augmented intelligence algorithms to help physicians identify the location of chronic low back pain (CLBP), will be presenting at the 15th annual LD Micro Main Event on Tuesday, October 25th at 9:00 AM PT at the Luxe Sunset Boulevard Hotel in Los Angeles. Executive Chairman, Jeff Thramann will be presenting an overview of the Company and providing a business update.

In conjunction with the conference, Aclarion has published its updated investor presentation, which can be found on its website at https://investors.aclarion.com/.

About Aclarion, Inc.

Aclarion is a healthcare technology company that leverages Magnetic Resonance Spectroscopy ("MRS"), proprietary signal processing techniques, biomarkers, and augmented intelligence algorithms to optimize clinical treatments. The Company is first addressing the chronic low back pain market with Nociscan, the first, evidence-supported, SaaS platform to noninvasively help physicians distinguish between painful and nonpainful discs in the lumbar spine. Through a cloud connection, Nociscan receives magnetic resonance spectroscopy (MRS) data from an MRI machine for each lumbar disc being evaluated. In the cloud, proprietary signal processing techniques extract and quantify chemical biomarkers demonstrated to be associated with disc pain. Biomarker data is entered into proprietary algorithms to indicate if a disc may be a source of pain. When used with other diagnostic tools, Nociscan provides critical insights into the location of a patient's low back pain, giving physicians clarity to optimize treatment strategies. For more information, please visit www.aclarion.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the Company's current expectations about future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes" and "expects" or similar expressions, are forward-looking statements. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the Company's current plans and expectations, as well as future results of operations and financial condition. These and other risks and uncertainties are discussed more fully in our filings with the Securities and Exchange Commission. Readers are encouraged to review the section titled "Risk Factors" in the Company's Prospectus dated April 21, 2022, as filed with the Securities and Exchange Commission on April 25, 2022 under Rule 424(b)(4), as well as other disclosures contained in the Prospectus and subsequent filings made with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kirin M. Smith
PCG Advisory, Inc.
646.823.8656
ksmith@pcgadvisory.com

Media Contacts:

Jodi Lamberti
SPRIG Consulting
612.812.7477
jodi@sprigconsulting.com